MPLX LP reports fourth-quarter and full-year 2017 financial results

•	Reported record fourth-quarter net income of $238 million and adjusted EBITDA of $569 million; reported record full-year net income of $794 million and adjusted EBITDA of $2 billion

•	Reported fourth-quarter net cash from operating activities of $569 million and distributable cash flow of $445 million

•	Declared 20th consecutive quarterly distribution increase to $0.6075 per common unit; delivered 12.1 percent distribution growth in 2017 with a full-year coverage ratio of 1.28

•	Announced closing of transactions completing planned strategic actions with MPC

•	Affirmed 2018 distribution growth guidance of 10 percent

•	Announced 2018 capital investment plan focused on growth investments for the development of natural gas, gas liquids and crude oil infrastructure

FINDLAY, Ohio, Feb. 1, 2018 - MPLX LP (NYSE: MPLX) today reported fourth-quarter 2017 net income attributable to MPLX of $238 million and full-year 2017 net income attributable to MPLX of $794 million.

MPLX achieved record financial results in the fourth-quarter and full-year 2017, reporting $1.2 billion in income from operations for the year. This record-setting performance was primarily driven by gathered, processed and fractionated volume growth, resulting in high plant utilization, as well as contributions from acquired logistics and storage assets.

MPLX achieved 12.1 percent distribution growth for 2017, in line with prior guidance and ended the year with strong full-year distribution coverage of 1.28 times and debt-to-pro forma adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) of 3.6 times. Higher earnings and cash flow, combined with a disciplined approach to capital investments, have increased the partnership’s capacity to fund organic growth with debt and retained cash. As a result, there was no public equity issued in the fourth quarter.

MPLX and its sponsor, Marathon Petroleum Corp. (NYSE: MPC), announced that they are today closing the dropdown of refining logistics assets and fuels distribution services that are projected to generate approximately $1 billion in annual EBITDA as well as the exchange of MPC’s general partner (GP) economic interests, including its incentive distribution rights (IDRs), for newly issued MPLX common (LP) units, eliminating the GP cash distribution requirements of the partnership.

“In 2017, MPLX delivered strong results with sequential earnings growth in all four quarters as we executed our strategy to grow the business through increased utilization of our existing assets; an impressive portfolio of organic projects; strategic third-party acquisitions; and strategic actions with our sponsor,” said Gary R. Heminger, chairman and chief executive officer. “These actions have transformed MPLX, nearly doubling the partnership’s earnings base and improving the partnership’s cost of capital by permanently eliminating the IDR burden.”

MPLX also announced its 2018 capital investment plan, which includes approximately $2.2 billion of organic growth capital and $190 million of maintenance capital. For the Gathering and Processing (G&P) segment, this robust organic growth plan includes the addition of 8 processing plants representing nearly 1.5 billion cubic feet per day of incremental processing capacity as well as 100,000 barrels per day of additional fractionation capacity in the prolific Marcellus, Utica and Permian basins.

In the Marcellus and Utica basins, MPLX expects to strengthen its position as the largest processor and fractionator with the addition of six gas processing plants in 2018, increasing the partnership’s processing capacity by 21 percent to over 7 billion cubic feet per day. Additionally, the partnership expects to add 40,000 barrels per day of ethane fractionation capacity, and 60,000 barrels per day of propane-plus fractionation capacity.

In the Southwest, the partnership also plans to expand its footprint by adding nearly 300 million cubic feet per day of processing capacity. The Argo gas processing plant will be placed in service in the first quarter, doubling the partnership’s processing capacity in the Permian basin. Construction of the Omega gas processing plant in the STACK shale play of Oklahoma is on schedule and expected to be complete by mid-2018.

In the Logistics and Storage (L&S) segment, work continues on the expansion of the Ozark and Wood River-to-Patoka pipeline systems, which connect Cushing, Oklahoma, to Patoka, Illinois. Both are targeted for completion in mid-2018. Additional 2018 projects include the completion of a butane cavern in Robinson, Illinois; tank expansions in Patoka, Illinois, and Texas City, Texas; and an expansion of the partnership’s marine fleet. Work also continues on the refining logistics project to expand Galveston Bay refinery’s export capacity, expected to be completed in 2020. These projects are expected to create additional fee-based revenue for the partnership while providing logistics solutions to MPC and other market participants.

The partnership plans to fund its 2018 organic growth capital plan with retained cash and debt, while maintaining strong coverage and an investment grade credit profile. MPLX does not anticipate the need to issue public equity to fund organic growth capital.

“After the closing of today’s dropdown and the elimination of IDRs, MPLX is among the largest diversified master limited partnerships in the energy sector with a very competitive cost of capital,” Heminger said. “With a robust portfolio of organic projects in the Marcellus, Utica, Permian and STACK, which are among the most prolific and economic shale plays in the country, and a diversified suite of logistics assets, we believe MPLX is extraordinarily well-positioned to deliver attractive long-term returns.”

Financial Highlights

	Three Months Ended Dec. 31		Year Ended Dec. 31
(In millions, except per unit and ratio data)	2017	2016	2017	2016
Net income attributable to MPLX(a)	$238	$133	$794	$233
Adjusted EBITDA attributable to MPLX(b)	569	391	2,004	1,419
Net cash provided by operating activities	569	516	1,907	1,491
Distributable cash flow ("DCF")(b)	445	318	1,628	1,140
Distribution per common unit(c)	0.6075	0.5200	2.2975	2.0500
Distribution coverage ratio(d)	1.24x	1.25x	1.28x	1.23x
Growth capital expenditures(e)	400	358	1,518	1,292

(a)
The year ended Dec. 31, 2016, includes pretax, non-cash impairments of $89 million related to an equity method investment and $130 million related to the goodwill established in connection with the MarkWest acquisition.

(b)	Non-GAAP measure calculated before the distribution to preferred units and excluding impairment charges. See reconciliation below.

(c)	Distributions declared by the board of directors of our general partner.

(d)	Non-GAAP measure. See calculation below.

(e)	Excludes non-affiliated joint-venture (JV) members' share of capital expenditures. See capital expenditures table below.

Operational Highlights

•	Reported record gathered volumes in the Marcellus and Utica of 2.7 billion cubic feet per day in the fourth quarter of 2017, a 50 percent increase compared with the fourth quarter of 2016.

•	Reported record processed volumes in the Marcellus and Utica of 5.2 billion cubic feet per day in the fourth quarter of 2017, a 17 percent increase compared with the fourth quarter of 2016.

•	Reported record fractionated volumes in the Marcellus and Utica of 389,000 barrels per day in the fourth quarter of 2017, a 24 percent increase versus the fourth quarter of 2016.

•	Commenced operations of the 40,000-barrel-per-day Majorsville de-ethanization plant in the fourth quarter.

•	Commenced operations of the Sherwood IX 200 million-cubic-feet-per-day gas processing plant in January; two additional Sherwood plants are under construction.

Financial Position and Liquidity

As of Dec. 31, 2017, MPLX had $5 million in cash, $1.7 billion available through its bank revolving credit facility expiring in July 2022, and $114 million available through its credit facility with MPC. In 2017, MPLX received net proceeds from public equity issuances of approximately $473 million related to first- and second-quarter commitments under its at-the-market program. No additional common units were issued through this program in the third and fourth quarters.

The partnership's $1.9 billion of available liquidity and its access to the capital markets should provide it with sufficient flexibility to meet its day-to-day operational needs and continue investing in organic growth opportunities. The partnership’s debt-to-pro forma adjusted EBITDA ratio was 3.6 times at Dec. 31, 2017. MPLX remains committed to maintaining an investment-grade credit profile.

Segment Results

Segment operating income attributable to MPLX LP
	Three Months Ended Dec. 31		Year Ended Dec. 31
(In millions)	2017	2016	2017	2016
Logistics and Storage(a)	$205	$118	$782	$453
Gathering and Processing(a)	364	311	1,335	1,132

(a)	See reconciliation below for details.

L&S segment operating income increased for the fourth quarter and full year of 2017, compared with the same periods in 2016. The full-year increase was primarily due to the acquisition of the Hardin Street Marine, MPLX Terminals, Hardin Street Transportation, Woodhaven Cavern, and Ozark Pipeline businesses.

G&P segment operating income increased for the fourth-quarter and full-year 2017, compared with the same periods in 2016. The fourth-quarter increase was predominantly due to record gathered, processed and fractionated volumes, which drove high utilization rates, and a benefit from increased product margins. The full-year increase was predominantly due to record gathered, processed and fractionated volumes resulting in strong utilization of existing and new facilities. The increase also included a benefit from higher product margins.

See reconciliation below for detail on items not allocable to or controllable by any individual segment, which are therefore excluded when evaluating segment performance.

Conference Call

At 11 a.m. EST today, MPLX will hold a conference call and webcast to discuss the reported results and provide an update on operations. Interested parties may listen to the conference call by dialing 1-888-606-5719 (confirmation number 6033306) or by visiting MPLX’s website at http://www.mplx.com and clicking on the “2017 Fourth-Quarter and Full-Year Financial Results” link in the “News & Headlines” section. Replays of the conference call will be available on MPLX’s website through Thursday, Feb. 15. Investor-related material will also be available online prior to the conference call and webcast at http://ir.mplx.com.

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About MPLX LP

MPLX is a diversified, growth-oriented master limited partnership formed in 2012 by Marathon Petroleum Corporation to own, operate, develop and acquire midstream energy infrastructure assets. MPLX is engaged in the gathering, processing and transportation of natural gas; the gathering, transportation, fractionation, storage and marketing of NGLs; and the transportation, storage and distribution of crude oil and refined petroleum products through a marine fleet and approximately 10,000 miles of crude oil and light product pipelines. Headquartered in Findlay, Ohio, MPLX’s assets consist of a network of crude oil and products pipelines and supporting assets, including storage facilities (tank farms) located in the Midwest and Gulf Coast regions of the United States; 62 light-product terminals with approximately 24 million barrels of storage capacity; an inland marine business; storage caverns with approximately 2.8 million barrels of storage capacity; a barge dock facility with approximately 78,000 barrels per day of crude oil and product throughput capacity; and gathering and processing assets that include approximately 5.9 billion cubic feet per day of gathering capacity, 8.2 billion cubic feet per day of natural gas processing capacity and 610,000 barrels per day of fractionation capacity. Following today’s dropdown, MPLX will provide fuels distribution services to MPC and own refining logistics assets consisting of tanks with storage capacity of approximately 56 million barrels as well as refinery docks, loading racks and associated piping.

Investor Relations Contacts:
Lisa D. Wilson (419) 421-2071
Doug Wendt (419) 421-2423
Denice Myers (419) 421-2965

Media Contacts:
Chuck Rice (419) 421-2521
Katie Merx (419) 672-5159

Non-GAAP references
In addition to our financial information presented in accordance with U.S. generally accepted accounting principles (GAAP), management utilizes additional non-GAAP measures to facilitate comparisons of past performance and future periods. This press release and supporting schedules include the non-GAAP measures adjusted EBITDA, distributable cash flow (DCF) and distribution coverage ratio. The amount of adjusted EBITDA and DCF generated is considered by the board of directors of our general partner in approving the Partnership’s cash distribution. Adjusted EBITDA and DCF should not be considered separately from or as a substitute for net income, income from operations, or cash flow as reflected in our financial statements. The GAAP measures most directly comparable to adjusted EBITDA and DCF are net income and net cash provided by operating activities. We define Adjusted EBITDA as net income adjusted for (i) depreciation and amortization; (ii) (benefit) provision for income taxes; (iii) amortization of deferred financing costs; (iv) non-cash equity-based compensation; (v) impairment expense; (vi) net interest and other financial costs; (vii) (income) loss from equity method investments; (viii) distributions from unconsolidated subsidiaries; (ix) distributions of cash received from equity method investments to MPC; (x) unrealized derivative losses; (xi) other adjustments to equity method investment distributions; and (xii) acquisition costs. In general, we define DCF as adjusted EBITDA adjusted for (i) deferred revenue impacts; (ii) net interest and other financial costs; (iii) maintenance capital expenditures; (iv) equity method investment capital expenditures paid out; and (v) other non-cash items.

The Partnership makes a distinction between realized or unrealized gains and losses on derivatives. During the period when a derivative contract is outstanding, we record changes in the fair value of the derivative as an unrealized gain or loss. When a derivative contract matures or is settled, we reverse the previously recorded unrealized gain or loss and record the realized gain or loss of the contract.

Adjusted EBITDA is a financial performance measure used by management, industry analysts, investors, lenders, and rating agencies to assess the financial performance and operating results of our ongoing business operations. Additionally, we believe adjusted EBITDA provides useful information to investors for trending, analyzing and benchmarking our operating results from period to period as compared to other companies that may have different financing and capital structures.

DCF is a financial performance measure used by management as a key component in the determination of cash distributions paid to unitholders. We believe DCF is an important financial measure for unitholders as an indicator of cash return on investment and to evaluate whether the partnership is generating sufficient cash flow to support quarterly distributions. In addition, DCF is commonly used by the investment community because the market value of publicly traded partnerships is based, in part, on DCF and cash distributions paid to unitholders.

Distribution coverage ratio is a financial performance measure used by management to reflect the relationship between the partnership's financial operating performance and cash distribution capability. We define the distribution coverage ratio as the ratio of DCF attributable to GP and LP unitholders to total GP and LP distribution declared.

Forward-looking statements
This press release contains forward-looking statements within the meaning of federal securities laws regarding MPLX LP (“MPLX”) and Marathon Petroleum Corporation (“MPC”). These forward-looking statements relate to, among other things, expectations, estimates and projections concerning the business and operations of MPLX and MPC, including strategic initiatives and our value creation plans. You can identify forward-looking statements by words such as “anticipate,” “believe,” “design,” “estimate,” “expect,” “forecast,” “goal,” “guidance,” “imply,” “intend,” “objective,” “opportunity,” “outlook,” “plan,” “position,” “pursue,” “prospective,” “predict,” “project,” “potential,” “seek,” “strategy,” “target,” “could,” “may,” “should,” “would,” “will” or other similar expressions that convey the uncertainty of future events or outcomes. Such forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the companies’ control and are difficult to predict. Factors that could cause MPLX’s actual results to differ materially from those implied in the forward-looking statements include: negative capital market conditions, including an increase of the current yield on common units, adversely affecting MPLX’s ability to meet its distribution growth guidance; the ability to consummate the strategic initiatives discussed herein; our ability to achieve the strategic and other objectives related to the strategic initiatives discussed herein and other proposed transactions; adverse changes in laws including with respect to tax and regulatory matters; the adequacy of MPLX’s capital resources and liquidity, including, but not limited to, availability of sufficient cash flow to pay distributions and access to debt to fund anticipated dropdowns on commercially reasonable terms, and the ability to successfully execute its business plans and growth strategy; the timing and extent of changes in commodity prices and demand for crude oil, refined products, feedstocks or other hydrocarbon-based products; continued/further volatility in and/or degradation of market and industry conditions; changes to the expected construction costs and timing of projects; completion of midstream infrastructure by competitors; disruptions due to equipment interruption or failure, including electrical shortages and power grid failures; the suspension, reduction or termination of MPC’s obligations under MPLX’s commercial agreements; modifications to earnings and distribution growth objectives; our ability to manage disruptions in credit markets or changes to our credit rating; compliance with federal and state environmental, economic, health and safety, energy and other policies and regulations and/or enforcement actions initiated thereunder; adverse results in litigation; changes to MPLX’s capital budget; other risk factors inherent to MPLX’s industry; and the factors set forth under the heading “Risk Factors” in MPLX’s Annual Report on Form 10-K for the year ended Dec. 31, 2016, filed with the Securities and Exchange Commission (SEC). Factors that could cause MPC’s actual results to differ materially from those implied in the forward-looking statements include: the ability to consummate the strategic initiatives discussed herein; our ability to achieve the strategic and other objectives related to the strategic initiatives discussed herein; our ability to manage disruptions in credit markets or changes to our credit rating; adverse changes in laws including with respect to tax and regulatory matters; changes to the expected construction costs and timing of projects; continued/further volatility in and/or degradation of market and industry conditions; the availability and pricing of crude oil and other feedstocks; slower growth in domestic and Canadian crude supply; the effects of the lifting of the U.S. crude oil export ban; completion of pipeline capacity to areas outside the U.S. Midwest; consumer demand for refined products; transportation logistics; the reliability of processing units and other equipment; MPC’s ability to successfully implement growth opportunities; the impact of adverse market conditions affecting MPLX’s midstream business; modifications to MPLX earnings and distribution growth objectives, and other risks described above with respect to MPLX; compliance with federal and state environmental, economic, health and safety, energy and other policies and regulations, including the cost of compliance with the Renewable Fuel Standard, and/or enforcement actions initiated thereunder; adverse results in litigation; other risk factors inherent to MPC’s industry; and the factors set forth under the heading “Risk Factors” in MPC’s Annual Report on Form 10-K for the year ended Dec. 31, 2016, filed with the SEC. In addition, the forward-looking statements included herein could be affected by general domestic and international economic and political conditions. Unpredictable or unknown factors not discussed here, in MPLX’s Form 10-K or in MPC’s Form 10-K could also have material adverse effects on forward-looking statements. Copies of MPLX’s Form 10-K are available on the SEC website, MPLX’s website at http://ir.mplx.com or by contacting MPLX’s Investor Relations office. Copies of MPC’s Form 10-K are available on the SEC website, MPC’s website at http://ir.marathonpetroleum.com or by contacting MPC’s Investor Relations office.

Condensed Results of Operations (unaudited)
	Three Months Ended Dec. 31		Year Ended Dec. 31
(In millions, except per unit data)	2017	2016	2017	2016
Revenues and other income:
Operating revenue	$657	$504	$2,322	$1,829
Operating revenue - related parties	355	326	1,369	1,182
Income (loss) from equity method investments	49	(2)	78	(74)
Other income	24	20	98	92
Total revenues and other income	1,085	848	3,867	3,029
Costs and expenses:
Operating expenses	375	278	1,241	959
Operating expenses - related parties	126	102	457	389
Depreciation and amortization	168	153	683	591
Impairment expense	—	—	—	130
General and administrative expenses	67	55	241	227
Other taxes	14	13	54	50
Total costs and expenses	750	601	2,676	2,346
Income from operations	335	247	1,191	683
Interest and other financial costs	96	65	354	261
Income before income taxes	239	182	837	422
(Benefit) provision for income taxes	(2)	—	1	(12)
Net income	241	182	836	434
Less: Net income (loss) attributable to noncontrolling interests	3	(1)	6	2
Less: Net income attributable to Predecessor(a)	—	50	36	199
Net income attributable to MPLX LP	238	133	794	233
Less: Preferred unit distributions	16	16	65	41
Less: General partner’s interest in net income attributable to MPLX LP	96	55	318	191
Limited partners’ interest in net income attributable to MPLX LP	$126	$62	$411	$1

Per Unit Data
Net income attributable to MPLX LP per limited partner unit:
Common - basic	$0.31	$0.17	$1.07	$—
Common - diluted	0.31	0.17	1.06	—
Weighted average limited partner units outstanding:
Common units – basic	407	351	385	331
Common units – diluted	407	356	388	338

(a)	The inland marine business acquired on March 31, 2016, and the pipeline, storage and terminals businesses acquired on March 1, 2017 (collectively with inland marine business, "Predecessor").

Select Financial Statistics (unaudited)
	Three Months Ended Dec. 31		Year Ended Dec. 31
(In millions, except ratio data)	2017	2016	2017	2016
Distribution declared
Common units (LP) - public	$175	$140	$656	$533
Common units - MPC	58	45	210	159
Common units - General partner (GP)	113	—	128	—
GP units - MPC	—	5	18	18
Incentive distribution rights - MPC	—	52	211	187
Total GP and LP distribution declared	346	242	1,223	897
Redeemable preferred units(a)	16	16	65	41
Total distribution declared	$362	$258	$1,288	$938

Distribution coverage ratio(b)	1.24x	1.25x	1.28x	1.23x

Cash Flow Data
Net cash flow provided by (used in):
Operating activities	$569	$516	$1,907	$1,491
Investing activities	(470)	(521)	(2,307)	(1,413)
Financing activities	(97)	31	171	113

Other Financial Data
Adjusted EBITDA attributable to MPLX LP(c)	$569	$391	$2,004	$1,419
DCF attributable to GP and LP unitholders(c)	429	302	1,563	1,099

(a)	The preferred units are considered redeemable securities due to the existence of redemption provisions upon a deemed liquidation event which is outside our control.

(b)	DCF attributable to GP and LP unitholders divided by total GP and LP distribution declared.

(c)	Non-GAAP measure. See reconciliation below.

Select Balance Sheet Data (unaudited)
(In millions, except ratio data)	Dec. 31, 2017	Dec. 31, 2016
Cash and cash equivalents	$5	$234
Total assets	19,500	17,509
Total debt(a)	7,332	4,423
Redeemable preferred units	1,000	1,000
Total equity	9,973	11,110
Consolidated total debt to LTM pro forma adjusted EBITDA(b)	3.6x	2.9x

Partnership units outstanding:
GP units	8	7
Class B units(c)	—	4
MPC-held common units	95	86
GP-held common units	23	—
Public common units	289	271

(a)	Total debt includes $386 million of outstanding intercompany borrowings classified in current liabilities as of Dec. 31, 2017.

(b)
Calculated using face value total debt and LTM adjusted EBITDA, which is pro forma for acquisitions. Face value total debt includes approximately $416 million and $435 million of unamortized discount and debt issuance costs as of Dec 31, 2017, and 2016, respectively.

(c)
Class B units were issued to and were held by M&R MWE Liberty LLC and certain of its affiliates, an affiliate of The Energy & Minerals Group. The Class B units converted into common units at a rate of 1.09 common units and received $6.20 in cash for each Class B unit in two equal installments, on July 1, 2016, and 2017. Class B units did not receive distributions.

Operating Statistics (unaudited)
	Three Months Ended Dec. 31			Year Ended Dec. 31
	2017	2016	% Change	2017	2016	% Change
Logistics and Storage
Pipeline throughput (thousands of barrels per day)
Crude oil pipelines	2,041	1,577	29%	1,936	1,643	18%
Product pipelines	1,186	991	20%	1,085	990	10%
Total pipelines	3,227	2,568	26%	3,021	2,633	15%
Average tariff rates ($ per barrel)
Crude oil pipelines	$0.55	$0.57	(4)%	$0.56	$0.57	(2)%
Product pipelines	0.73	0.71	3%	0.74	0.68	9%
Total pipelines	0.62	0.62	—%	0.63	0.61	3%

Terminal throughput (thousands of barrels per day)	1,497	1,496	—%	1,477	1,505	(2)%

Barges at period-end	232	222	5%	232	222	5%
Towboats at period-end	18	18	—%	18	18	—%

Gathering and Processing
Gathering throughput (mmcf/d)(a)
Marcellus Operations	1,121	874	28%	1,004	910	10%
Utica Operations	1,571	922	70%	1,192	932	28%
Southwest Operations	1,489	1,368	9%	1,412	1,433	(1)%
Total gathering throughput	4,181	3,164	32%	3,608	3,275	10%

Natural gas processed (mmcf/d)(a)
Marcellus Operations	4,203	3,341	26%	3,885	3,210	21%
Utica Operations	991	1,084	(9)%	984	1,072	(8)%
Southwest Operations	1,373	1,277	8%	1,326	1,226	8%
Southern Appalachian Operations	261	268	(3)%	265	253	5%
Total natural gas processed	6,828	5,970	14%	6,460	5,761	12%

C2 + NGLs fractionated (mbpd)(a)
Marcellus Operations	350	276	27%	320	260	23%
Utica Operations	39	38	3%	40	42	(5)%
Southwest Operations	21	19	11%	20	18	11%
Southern Appalachian Operations	13	13	—%	14	15	(7)%
Total C2 + NGLs fractionated	423	346	22%	394	335	18%

(a)	Includes amounts related to unconsolidated equity method investments on a 100 percent basis.

Reconciliation of Segment Operating Income Attributable to MPLX LP to Income From Operations (unaudited)
	Three Months Ended Dec. 31		Year Ended Dec. 31
(In millions)	2017	2016	2017	2016
L&S segment operating income attributable to MPLX LP	$205	$118	$782	$453
G&P segment operating income attributable to MPLX LP(a)	364	311	1,335	1,132
Segment portion attributable to equity affiliates	(53)	(43)	(178)	(173)
Segment portion attributable to Predecessor(b)	—	73	53	289
Income (loss) from equity method investments	49	(2)	78	(74)
Other income - related parties	13	11	51	40
Unrealized derivative losses(c)	(8)	(13)	(6)	(36)
Depreciation and amortization	(168)	(153)	(683)	(591)
Impairment expense	—	—	—	(130)
General and administrative expenses	(67)	(55)	(241)	(227)
Income from operations	$335	$247	$1,191	$683

(a)	All Partnership-operated, non-wholly owned subsidiaries are treated as if they are consolidated.

(b)	The operating income of the Predecessor is excluded from segment operating income attributable to MPLX LP prior to the acquisition dates.

(c)
The Partnership makes a distinction between realized or unrealized gains and losses on derivatives. During the period when a derivative contract is outstanding, changes in the fair value of the derivative are recorded as an unrealized gain or loss. When a derivative contract matures or is settled, the previously recorded unrealized gain or loss is reversed and the realized gain or loss of the contract is recorded.

Reconciliation of Adjusted EBITDA Attributable to MPLX LP and DCF Attributable to GP and LP Unitholders from Net Income (unaudited)
	Three Months Ended Dec. 31		Year Ended Dec. 31
(In millions)	2017	2016	2017	2016
Net income	$241	$182	$836	$434
Depreciation and amortization	168	153	683	591
(Benefit) provision for income taxes	(2)	—	1	(12)
Amortization of deferred financing costs	15	12	53	46
Non-cash equity-based compensation	5	1	15	10
Impairment expense	—	—	—	130
Net interest and other financial costs	81	53	301	215
(Income) loss from equity method investments	(49)	2	(78)	74
Distributions from unconsolidated subsidiaries	105	37	241	148
Distributions of cash received from equity method investments to MPC	(18)	—	(31)	—
Other adjustments to equity method investment distributions	13	2	21	2
Unrealized derivative losses(a)	8	13	6	36
Acquisition costs	5	—	11	(1)
Adjusted EBITDA	572	455	2,059	1,673
Adjusted EBITDA attributable to noncontrolling interests	(3)	—	(8)	(3)
Adjusted EBITDA attributable to Predecessor(b)	—	(64)	(47)	(251)
Adjusted EBITDA attributable to MPLX LP	569	391	2,004	1,419
Deferred revenue impacts	8	8	33	16
Net interest and other financial costs	(81)	(53)	(301)	(215)
Maintenance capital expenditures	(44)	(26)	(103)	(84)
Equity method investment capital expenditures paid out	(9)	(2)	(13)	(3)
Other	2	—	6	(1)
Portion of DCF adjustments attributable to Predecessor(b)	—	—	2	8
DCF attributable to MPLX LP	445	318	1,628	1,140
Preferred unit distributions	(16)	(16)	(65)	(41)
DCF attributable to GP and LP unitholders	$429	$302	$1,563	$1,099

(a)
The Partnership makes a distinction between realized or unrealized gains and losses on derivatives. During the period when a derivative contract is outstanding, changes in the fair value of the derivative are recorded as an unrealized gain or loss. When a derivative contract matures or is settled, the previously recorded unrealized gain or loss is reversed and the realized gain or loss of the contract is recorded.

(b)	The adjusted EBITDA and DCF adjustments related to Predecessor are excluded from adjusted EBITDA attributable to MPLX LP and DCF prior to the acquisition dates.

Reconciliation of Adjusted EBITDA Attributable to MPLX LP and DCF Attributable to GP and LP Unitholders from Net Cash Provided by Operating Activities (unaudited)
	Three Months Ended Dec. 31		Year Ended Dec. 31
(In millions)	2017	2016	2017	2016
Net cash provided by operating activities	$569	$516	$1,907	$1,491
Changes in working capital items	(106)	(135)	(147)	(76)
All other, net	15	2	(28)	(16)
Non-cash equity-based compensation	5	1	15	10
Net gain on disposal of assets	(1)	—	—	1
Current income taxes	1	1	2	5
Net interest and other financial costs	81	53	301	215
Asset retirement expenditures	—	2	2	6
Unrealized derivative losses(a)	8	13	6	36
Acquisition costs	5	—	11	(1)
Distributions of cash received from equity method investments to MPC	(18)	—	(31)	—
Other adjustments to equity method investment distributions	13	2	21	2
Adjusted EBITDA	572	455	2,059	1,673
Adjusted EBITDA attributable to noncontrolling interests	(3)	—	(8)	(3)
Adjusted EBITDA attributable to Predecessor(b)	—	(64)	(47)	(251)
Adjusted EBITDA attributable to MPLX LP	569	391	2,004	1,419
Deferred revenue impacts	8	8	33	16
Net interest and other financial costs	(81)	(53)	(301)	(215)
Maintenance capital expenditures	(44)	(26)	(103)	(84)
Equity method investment capital expenditures paid out	(9)	(2)	(13)	(3)
Other	2	—	6	(1)
Portion of DCF adjustments attributable to Predecessor(b)	—	—	2	8
DCF attributable to MPLX LP	445	318	1,628	1,140
Preferred unit distributions	(16)	(16)	(65)	(41)
DCF attributable to GP and LP unitholders	$429	$302	$1,563	$1,099

(a)
The Partnership makes a distinction between realized or unrealized gains and losses on derivatives. During the period when a derivative contract is outstanding, changes in the fair value of the derivative are recorded as an unrealized gain or loss. When a derivative contract matures or is settled, the previously recorded unrealized gain or loss is reversed and the realized gain or loss of the contract is recorded.

(b)	The adjusted EBITDA and DCF adjustments related to Predecessor are excluded from adjusted EBITDA attributable to MPLX LP and DCF prior to the acquisition dates.

Capital Expenditures (unaudited)
	Three Months Ended Dec. 31		Year Ended Dec. 31
(In millions)	2017	2016	2017	2016
Capital Expenditures(a):
Maintenance	$44	$26	$103	$84
Growth	379	324	1,381	1,213
Total capital expenditures	423	350	1,484	1,297
Less: Increase (decrease) in capital accruals	16	(22)	71	(22)
Asset retirement expenditures	—	2	2	6
Additions to property, plant and equipment	407	370	1,411	1,313
Capital expenditures of unconsolidated subsidiaries(b)	78	37	384	131
Total gross capital expenditures	485	407	1,795	1,444
Less: Joint venture partner contributions	37	19	169	64
Total capital expenditures, net	448	388	1,626	1,380
Less: Maintenance capital	48	30	108	88
Total growth capital expenditures	$400	$358	$1,518	$1,292

(a)	Includes capital expenditures of the Predecessor for all periods presented.

(b)	Capital expenditures includes amounts related to unconsolidated, partnership operated subsidiaries.